Exhibit 99.1
NEWS RELEASE
Ian B. Carter Resigns As a Director of Commerce Energy Group, Inc.
      COSTA MESA, CA, December 8, 2005 — Commerce Energy Group, Inc. (AMEX: EGR) (the “Company”) announced that, after serving nearly seven years as a member of the Board of Directors of the Company and its predecessors, Ian B. Carter tendered his resignation as a Class III Director on December 7, 2005, effective on December 9, 2005, in order to pursue other interests including serving on the Board of Advisors for the Association of Graduates, a non-profit organization that supports his alma matter, the United State Military Academy at West Point, New York. Currently, Mr. Carter is a member of the Finance and Business Opportunities Committee of the Association. He is also the President-elect of the West Point Society of Orange County (WPSOC).
      Speaking on behalf of the Board, Steven S. Boss, chief executive officer and a member of the Board stated “The Company wishes to express its gratitude to Mr. Carter for his effective leadership during a very challenging and critical period for the Company. Mr. Carter made numerous significant contributions to the Company’s success, helping it become one of the largest independent retail energy marketers in the nation. Among Mr. Carter’s accomplishments are his initiative to list the Company’s shares of common stock on the American Stock Exchange, providing its stockholders with an established trading market for their shares, and his efforts in successfully settling disputes with the California Public Utilities Commission and the Department of Corporations during the early years in the Company’s history. We wish Ian all the best in his future endeavors.”
      In his letter of resignation, Mr. Carter expressed his thanks to the following people:

“A few very special thanks are in order. I thank the initial board members, that included Brad Gates, Vivian Anderson, Junona Jonas, and Bob Perkins. Without question, during this early period in the Company’s history, they placed their personal integrity and ethics on the line and fought a courageous battle to provide this Company credibility. Without their efforts, this Company might not exist today.

Equally as important as these directors is the dedicated, loyal, competent and hard working group of employees that helped make this Company successful and allowed us to build the Company into a publicly traded company on the American Stock Exchange. I am proud to have been affiliated with them, and I thank them for their efforts. They succeeded where most others failed, under difficult circumstances in a highly competitive and volatile environment.

I thank the current Board for completing a process to identify the most qualified management to move the Company forward for the benefit of all shareholders. Mr. Boss has been identified as the right person at this time for the Company and I wholeheartedly support that choice.

I thank the shareholders for the trust and support they have afforded me. It has been my privilege and honor to serve them. Thank you.”
About Commerce Energy Group, Inc.
      Commerce Energy Group, Inc. (AMEX:EGR) is a leading U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce Energy, Inc. is a FERC-licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers in ten states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. For more information, visit www.commerceenergygroup.com.
Contacts:

At Commerce Energy Group, Inc.	At PondelWilkinson Inc.
Investor Relations	Cecilia Wilkinson/Wade Huckabee
(800) 962- 4655	(310) 279-5980
InvestorRelations@commerceenergy.com	cwilkinson@pondel.com/whuckabee@pondel.com